Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FEDERAL LIFE GROUP, INC.

A Business-Stock Domestic Corporation

The Articles of Incorporation of Federal Life Group, Inc., a Pennsylvania corporation, are hereby amended and restated to read as follows:

First:  The name of the corporation is: Federal Life Group, Inc. (the “Corporation”).

Second:  The location and address of the Corporation’s registered office in this Commonwealth of Pennsylvania and the county of venue is: c/o: Corporation Service Company, 2595 Interstate Drive, Suite 103, Harrisburg, Pennsylvania 17110, Dauphin County.

Third:  The purpose of the Corporation is to have unlimited power to engage in, and do any lawful act concerning, any or all lawful business for which corporations may be incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S. §§ 1101, et seq.) (the “Business Corporation Law”), specifically to act as an insurance holding company.

Fourth: The term for which the Corporation is to exist is perpetual.

Fifth:

A.   Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 10,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

B.   Preemptive Rights. No holder of capital stock of the Corporation shall have any preemptive, subscription, redemption, conversion or sinking fund rights with respect to the capital stock, or to any obligations convertible (directly or indirectly) into stock of the Corporation, whether now or hereafter authorized.

C.   Voting Rights. Each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the shareholders of the Corporation.

D.   Uncertificated Shares. Any and all classes or series of shares of capital stock of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board, except as required by applicable law, including that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by applicable law to be set forth or stated on certificates. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

1

Sixth:   In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

Seventh:   The shareholders of the Corporation shall not be entitled to cumulate their votes for the election of directors.

Eighth:   Shareholders of the Corporation may take action by written consent provided that the holders of at least such number of shares of capital stock of the Corporation having the right to vote with respect to such action as is necessary to approve such action have signed consents approving such action.

Ninth:   If the Corporation solicits proxies generally with respect to a meeting of shareholders, the Corporation need not give notices of the meeting, or any material that accompanies the notice, to any shareholder to whom the Corporation is not required to send a proxy statement pursuant to the rules of the Securities and Exchange Commission.

Tenth:   The Corporation expressly elects not to be governed by the provisions contained in Subchapters E (Control Transactions), F (Business Combinations), G (Control-Share Acquisitions), H (Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control), I (Severance Compensation for Employees Terminated Following Certain Control-Share Acquisitions) and J (Business Combination Transactions – Labor Contracts) of Chapter 25 of the Business Corporation Law.

Eleventh:   The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles, or any amendment hereof, in the manner now or hereafter prescribed herein and by the laws of the Commonwealth of Pennsylvania upon the approval of the holders of at least a majority of the outstanding shares of capital stock of the Corporation, and all rights conferred upon shareholders herein are granted subject to this reservation.

Twelfth:   Directors.

A.   The business affairs of the Corporation shall be managed by or under the direction of the Board of Directors (the “Board”). The election of the directors need not be by ballot unless required by the Bylaws of the Corporation. The number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the whole Board, but shall not be less than three and not more than fifteen.

B.   (i) During the Standstill Period (as defined in the Standby Stock Purchase Agreement dated as of March 8, 2018, by and among Federal Life Insurance Company, Federal Life Mutual Holding Company, and Insurance Capital Group, LLC), the directors shall be divided into three classes, as nearly equal in number as possible. Members of each class shall hold office until their successors are duly elected and qualified, subject to their earlier death, resignation, disqualification or removal. At each annual meeting of the shareholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected by the shareholders in the manner set forth in the Bylaws of the Corporation, to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of authorized directors constituting the whole Board shorten the term of any incumbent director.

2

(ii)       After the end of the Standstill Period, all of the directors shall hold office until their successors are duly elected and qualified at an annual meeting of the shareholders of the Corporation, subject to their earlier death, resignation, disqualification or removal. At each annual meeting of the shareholders of the Corporation, all of the directors shall be elected by the shareholders in the manner set forth in the Bylaws of the Corporation, to hold office for a term expiring at the next annual meeting of shareholders.

C.   (i) During the Standstill Period, unless the Board otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and shall not be filled by the shareholders unless there are no directors remaining on the Board. Any director so chosen, if chosen to fill a vacancy, shall be a director of the same class as the director whose vacancy he or she fills.

(ii)       After the end of the Standstill Period, unless the Board otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a vote of the shareholders. Any director so chosen, if chosen to fill a vacancy, shall hold office for a term expiring at the next annual meeting of shareholders.

Thirteenth:   A director of the Corporation shall not be personally liable for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys’ fees and disbursements)) for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Fourteenth:   The Corporation shall indemnify any officer or director of the Corporation against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by the Business Corporation Law and may, at the discretion of the Board, purchase and maintain insurance, at the Corporation’s expense, to protect itself, the directors and officers of the Corporation, and any other persons against any such expense, judgment, fine, amount paid in settlement, or other liability, whether or not the Corporation would have the power to so indemnify such person under the Business Corporation Law.

Fifteenth:   The name and post office address of the incorporator of the Corporation is: Melissa M. Zeiders, 17 North Second Street, 16th Floor, Harrisburg, PA 17101.

IN WITNESS WHEREOF, Federal Life Group, Inc. has caused these Amended and Restated Articles of Incorporation to be executed in its name by its duly authorized officer and this September 12, 2018.

/s/ Melissa M. Zeiders
Melissa M. Zeiders, Incorporator

3